Exhibit 5.1

April 20, 2007

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re: Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,521,000 shares (the “Shares”) of Common Stock, $1.00 par value per share, of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”) to be issued to shareholders of Charter Financial Corporation, a Washington corporation (“Charter”) in connection with the merger of Charter with and into the Company pursuant to an Agreement and Plan of Merger dated March 3, 2007 (the “Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

The opinion expressed below is limited to the laws of The Commonwealth of Massachusetts (which includes applicable provisions of the Massachusetts Business Corporation Act and reported judicial decisions interpreting those provisions).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in exchange for the shares of common stock of Charter as contemplated in the Agreement, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration

Boston Private Financial Holdings, Inc.

April 20, 2007

Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP